Free Writing Prospectus No. 1,321 Registration Statement Nos. 333-200365; 333-200365-12 Dated February 7, 2017 Filed Pursuant to Rule 433

Morgan Stanley Finance LLC Allocation Securities

Linked to a Basket of Global Exchange-Traded Funds Due February 28, 2022

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Allocation Securities (the “Securities”) are unsubordinated and unsecured debt securities issued by Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The return on the Securities is linked to a weighted basket of global exchange-traded funds (the “Basket”) consisting of the SPDR® S&P 500® ETF Trust, the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF, each of which we refer to as an “Underlying” and together as the “Underlyings.” On the Final Valuation Date, different weightings will be allocated to the Underlyings based on their respective performances, as follows: at least 75% (to be set on the Trade Date) for the Underlying with the highest return (whether positive or negative), at most 25% (to be set on the Trade Date) for the Underlying with the second-highest return (whether positive or negative), and 0% for the Underlying with the lowest return. At maturity, if the Allocated Basket Return is positive, MSFL will pay the Principal Amount plus a return equal to the Allocated Basket Return. However, if the Allocated Basket Return is negative, you will be fully exposed to the negative Allocated Basket Return and MSFL will repay less than the full Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Allocated Basket Return. These long-dated Securities are designed for investors who seek an opportunity to earn a return based on the allocated performance of the Underlyings, as set forth herein, and who are willing to risk their principal and forgo current income in exchange for the exposure to the allocated performance of the Underlyings. Investing in the Securities involves significant risks. MSFL will not pay any interest on the Securities, and you may lose some or all of your Principal Amount. Any payment on the Securities is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the terms of the Securities, and you could lose your entire investment.

Features

❑   Performance Allocation Feature: At maturity, different weightings will be allocated to the Underlyings based on their respective performances. MSFL will pay the Principal Amount plus any positive Allocated Basket Return or reduced by any negative Allocated Basket Return.

❑   Full Downside Market Exposure to the Allocated Basket Return: If the Allocated Basket Return is negative, MSFL will repay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal to investors that is proportionate to the negative Allocated Basket Return. Accordingly, you may lose some or all of your Principal Amount. Any payment on the Securities is subject to our creditworthiness.

Key Dates*
Trade Date Settlement Date Final Valuation Date** Maturity Date**	February 23, 2017 February 28, 2017 February 23, 2022 February 28, 2022

*     Expected

**    Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYINGS, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES

Security Offering

We are offering Allocation Securities Linked to a Basket of Global Exchange-Traded Funds. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Initial Price of each Underlying will be determined on the Trade Date.

Underlying	Initial Price	Basket Weightings**	CUSIP	ISIN
SPDR® S&P 500® ETF Trust (SPY)*	$	At least 75% for the Underlying with the highest	61766V354	US61766V3548
iShares® MSCI EAFE ETF (EFA)*	$	return, at most 25% for the Underlying with the
iShares® MSCI Emerging Markets ETF (EEM)*	$	second-hightest return and 0% for the Underlying with the lowest return.

* Bloomberg ticker symbols are being provided for reference purposes only. The closing price on any trading day will be determined based on the price published by the relevant exchange.

** The actual percentages that will be applicable to the Underlyings that ultimately have the two greatest returns will be set on the Trade Date.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement and index supplement and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $9.484 per Security, or within $0.30 of that estimate. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.00	$10.00
Total	$	$	$
(1)	UBS Financial Services Inc. will act as placement agent at an issue price of $10.00 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 26 of this free writing prospectus.

(2)	See “Use of Proceeds and Hedging” on page 25.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 21 of this free writing prospectus.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and an index supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated February 16, 2016: https://www.sec.gov/Archives/edgar/data/895421/000095010316011144/dp63491_424b2-seriesa.htm

t	Index supplement dated January 30, 2017: https://www.sec.gov/Archives/edgar/data/895421/000095010317000801/dp72384_424b2-insupp.htm

t	Prospectus dated February 16, 2016: https://www.sec.gov/Archives/edgar/data/895421/000095010316011142/dp63500_424b2-base.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Allocation Securities that are offered hereby. Also, references to the accompanying “prospectus”, “prospectus supplement” and “index supplement” mean the prospectus filed by MSFL and Morgan Stanley dated February 16, 2016, the prospectus supplement filed by MSFL and Morgan Stanley dated February 16, 2016 and the index supplement filed by MSFL and Morgan Stanley dated January 30, 2017, respectively.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms discussed in this free writing prospectus differ from those discussed in the prospectus supplement, index supplement or prospectus, the terms contained in this free writing prospectus will control.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10. We estimate that the value of each Security on the Trade Date will be approximately $9.484, or within $0.30 of that estimate. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlyings, instruments based on the Underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Basket Weighting percentages, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t  You can tolerate a loss of some or all of your investment and are willing to make an investment that has the same downside market risk as the Underlyings included in the Basket.

t  You understand the characteristics of the Underlyings.

t  You believe that the Allocated Basket Return will be positive.

t  You believe that one Underlying will outperform the other Underlyings, but are uncertain as to which Underlying will perform best. Therefore, you prefer an investment that allocates a higher weighting to the Underlying with the best performance

t  You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlyings.

t  You do not seek current income from your investment and are willing to forgo dividends paid on the Underlyings included in the Basket.

t  You are willing to hold the Securities to maturity, as set forth on the cover of this free writing prospectus, and accept the risk that there may be little or no secondary market for the Securities.

t  You are willing to assume our credit risk for all payments under the Securities, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

t  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or all of your initial investment.

t  You require an investment designed to provide a full return of principal at maturity.

t  You cannot tolerate a loss of some or all of your investment and are unwilling to make an investment that has the same downside market risk as the Underlyings included in the Basket.

t  You do not understand the characteristics of the Underlyings.

t  You believe that the Allocated Basket Return will be negative or that the Allocated Basket return will not be sufficiently positive to provide you with your desired return.

t  You believe that the level of all three Underlyings will decline over the term of the Securities or that none of the three Underlyings will appreciate sufficiently for a positive Allocated Basket Return.

t  You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlyings.

t  You seek current income from this investment or prefer to receive the dividends paid on the Underlyings included in the Basket.

t  You are unable or unwilling to hold the Securities to maturity, as set forth on the cover of this free writing prospectus, or you seek an investment for which there will be an active secondary market.

t  You are not willing to assume our credit risk for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 6 of this free writing prospectus and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities. For additional information about the Underlyings, see the information set forth under “The SPDR® S&P 500® ETF Trust,” “The iShares® MSCI EAFE ETF” and “The iShares® MSCI Emerging Markets ETF” beginning on page 17.

Indicative Terms
Issuer	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue Price (per Security)	$10.00
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities).
Term	5 years
Basket	The Securities are linked to a weighted Basket consisting of the SPDR® S&P 500® ETF Trust, the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF, each of which we refer to as an “Underlying”and together as the “Underlyings.”
Share Underlying Index	The respective index which each Underlying generally seeks to track. Your investment is linked to a Basket that consists of the Underlyings and is not linked to any Share Underlying Index.
Payment at Maturity (per Security)

MSFL will pay you a cash Payment at Maturity linked to the performance of the Basket during the term of the Securities, as follows:

$10 + [$10 × Allocated Basket Return];

If the Allocated Basket Return is negative, you will lose 1% of your Principal Amount for every 1% of the negative Allocated Basket Return, resulting in a loss of principal proportionate to the negative Allocated Basket Return. Under these circumstances, you will lose some, and possibly all, of your Principal Amount.

Final Valuation Date	February 23, 2022
Maturity Date	February 28, 2022
Underlying Return	For each Underlying, the return of such Underlying is calculated as: Final Price – Initial Price Initial Price

Allocated Basket Return

On the Final Valuation Date, the Allocated Basket Return is calculated as:

(Best Underlying Return × at least 75%*) + (Second-Best Underlying Return × at most 25%*) + (Worst Underlying Return × 0%)

*The actual applicable percentages will be determined on the Trade Date.

Best Underlying Return	The Underlying Return of the Underlying with the highest Underlying Return (whether positive or negative).
Second-Best Underlying Return	The Underlying Return of the Underlying with the second-highest Underlying Return (whether positive or negative).

Best Underlying Return	The Underlying Return of the Underlying with the lowest Underlying Return (whether positive or negative).
Initial Price	With respect to each Underlying, the Closing Price (as defined below) of one share of the respective Underlying, as determined by the Calculation Agent on the Trade Date.
Final Price	With respect to each Underlying, the product of the Closing Price of one share of the respective Underlying and the applicable Adjustment Factor, each as determined by the Calculation Agent on the Final Valuation Date.
Adjustment Factor	1.0 for each of the Underlyings, subject to adjustment for certain events affecting the shares of such Underlying
CUSIP/ISIN	61766V354 / US61766V3548
Trustee	The Bank of New York Mellon
Calculation Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Investment Timeline

The Initial Prices are determined. The actual applicable percentages to be used in calculating the Allocated Basket Return are set.

 The Final Prices and Allocated Basket Return are determined as of the Final Valuation Date.

At maturity, MSFL will pay you:

$10 + [$10 × Allocated Basket Return]

If the Allocated Basket Return is negative, MSFL will pay you less than the Principal Amount per Security, if anything, resulting in a loss of principal that is proportionate to the negative Allocated Basket Return. In this scenario, you will lose some, and possibly all, of your Principal Amount.

Investing in the Securities involves significant risks. You may lose some or all of your PRINCIPAL AMOUNT. Any payment on the Securities is subject to our creditworthiness. If WE were to default on OUR payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

t	Your investment in the Securities may result in a loss of your initial investment. The terms of the Securities differ from those of ordinary debt securities in that we will not pay you interest on the Securities or guarantee to pay you any of the Principal Amount of the Securities at maturity. Instead, we will pay you at maturity for each $10 Principal Amount of Securities that you hold an amount in cash based upon the allocated performance of the Basket, as measured on the Final Valuation Date. If the Allocated Basket Return is positive, MSFL will repay the Principal Amount at maturity and pay a return equal to the Allocated Basket Return. However, if the Allocated Basket Return is negative, you will be exposed to the full negative Allocated Basket Return and MSFL will pay you an amount that is less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Allocated Basket Return. Accordingly, you could lose your entire initial investment.

t	You may incur a loss on your investment if you sell your Securities prior to maturity. You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Underlyings have not decreased from their repsective Initial Prices at the time of sale.

t	Changes in the value of one of the Underlyings may offset changes in the value of the others. Movements in the values of the Underlyings may not correlate with each other. At a time when the value of one Underlying increases in value, the value of the other Underlyings may not increase as much, or may even decline in value. Therefore, in calculating the Allocated Basket Return, increases in the value of one Underlying may be moderated, or wholly offset, by lesser increases or declines in the value of the other Underlyings. Although the best-performing Underlying will be the most heavily weighted Underlying and the worst-performing Underlying will be weighted at zero, the return of the best-performing Underlying may not be positive or may not be large enough to counterbalance the negative Underlying Return from the second-best-performing Underlying. In such a case, the allocation of the weightings of the Underlyings based on their respective performances will not prevent you from losing some or all of your investment. If the Allocated Basket Return is negative, you will receive at maturity an amount that is less than the amount of your original investment in the Securities, and which could be zero.

t	No interest payments. MSFL will not make any interest payments in respect of the Securities.

t	The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

t	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

t	The amount payable on the Securities is not linked to the prices of the Underlyings at any time other than the Final Valuation Date. The Allocated Basket Return will be based on the Final Prices of the Underlyings on the Final Valuation Date, subject to postponement for non-Trading Days and certain Market Disruption Events. Even if some or all of the Underlyings appreciate prior to the Final Valuation Date but then drop by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the prices of the Underlyings prior to such drop. Although the actual prices of the Underlyings on the stated Maturity Date or at other times during the term of the Securities may be higher than their Final Prices, the Payment at Maturity will be based solely on the Final Prices of the Underlyings on the Final Valuation Date as compared to their Initial Prices.

t	The market price of the Securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market, including:

o    the price of each of the Underlyings at any time,

o    the volatility (frequency and magnitude of changes in price or value) of each of the Underlyings,

o    interest and yield rates in the market,

o    geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or stock markets generally and which may affect the Final Prices,

o    the time remaining until the Securities mature, and

o    any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlyings, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlyings. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. For example, you may have to sell your Securities at a substantial discount from the Principal Amount of $10 per Security if the values of the Underlyings at the time of sale are below, at or moderately above their Initial Prices or if market interest rates rise. You cannot predict the future performance of the Underlyings based on their historical performance. If the Allocated Basket Return is negative, you will receive at maturity an amount that is less than the $10 Principal Amount of each Security (and which could be zero) by an amount proportionate to negative Allocated Basket Return. There can be no assurance that there will be any positive Allocated Basket Return such that you will receive at maturity an amount in excess of the Principal Amount of the Securities, or any amount at all.

t	No dividend payments or voting rights. Owning the Securities is not the same as owning the Underlyings or the stocks comprising each Underlying’s Share Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the Underlyings or stocks held by the Underlyings would have.

t	Investing in the Securities is not equivalent to investing in the Underlyings. Investing in the Securities is not equivalent to investing in the Underlyings or investing in the component stocks of the Underlyings or their respective Share Underlying Indices. In addition, you do not have the right to exchange your Securities for any Underlyings at any time, and are subject to our credit risk.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this free writing prospectus will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

t	There are risks associated with investments in securities linked to the value of foreign equity securities. The iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF, two of the Underlyings, are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

t	There are risks associated with investments in securities linked to the value of emerging markets equity securities. The stocks included in the iShares® MSCI Emerging Markets ETF have been issued by companies in various emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

t	The prices of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF are subject to currency exchange rate risk. Because the prices of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF, two of the Underlyings, are related to the U.S. dollar value of stocks underlying the Underlyings and the MSCI EAFE Index® and the MSCI Emerging Markets IndexSM, respectively, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. Further, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country. The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF, the prices of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF will be adversely affected and the Payment at Maturity on the Securities may be reduced.

Of particular importance to potential currency exchange risk are:

o    existing and expected rates of inflation;

o    existing and expected interest rate levels;

o    the balance of payments; and

o    the extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE Index® and the MSCI Emerging Markets IndexSM and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the MSCI EAFE Index® and the MSCI Emerging Markets IndexSM, the United States and other countries important to international trade and finance.

t	Adjustments to any of the Underlyings or to the Share Underlying Indices could adversely affect the value of the Securities. The investment advisor for each of the Underlyings seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the particular Share Underlying Index. Pursuant to their investment strategy or otherwise, the applicable investment advisor can add, delete or substitute the components of such Underlyings. Any of these actions could adversely affect the price of the applicable Underlyings and, consequently, the value of the Securities. In addition, the publisher of each Share Underlying Index is responsible for calculating and maintaining the Share Underlying Index. The applicable index publisher may add, delete or substitute the stocks constituting the Share Underlying Index or make other methodological changes required by certain corporate events relating to the component stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Share Underlying Index. The index publisher may discontinue or suspend calculation or publication of any of the Share Underlying Indices at any time. If this discontinuance or suspension occurs following the termination of the related Underlying, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Because the Underlyings are designed to track the performance of their applicable Share Underlying Indices, any of these actions could adversely affect the values of any of the Underlyings and, consequently, the value of the Securities.

t	The performance and market price of the Underlyings, particularly during periods of market volatility, may not correlate with the performance of their respective Share Underlying Index, the performance of the component securities of such Share Underlying Index or the net asset value per share of such Underlying. The Underlyings do not fully replicate their respective Share Underlying Indices, and each may hold securities that are different than those included in its respective Share Underlying Index. In addition, the performance of each of the Underlyings will reflect additional transaction costs and fees that are not included in the calculation of the Share Underlying Indices. All of these factors may lead to a lack of correlation between the performance of each of the Underlyings and its respective Share Underlying Index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying each of the Underlyings may impact the variance between the performance of each of the Underlyings and its respective Share Underlying Index. Finally, because the shares of each of the Underlyings are traded on an exchange and are subject to market supply and investor demand, the market price of one share of each of the Underlyings may differ from the net asset value per share of such Underlying.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying each of the Underlyings may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of each Underlyings may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of each of the Underlyings, and their ability to create and redeem shares of each of the Underlyings may be disrupted. Under these circumstances, the market price of shares of each of the Underlyings may vary substantially from the net asset value per share of each share or the level of its respective Share Underlying Index.

For all of the foregoing reasons, the performance of each of the Underlyings may not correlate with the performance of its respective Share Underlying Index, the performance of the component securities of such Share Underlying Index or the net asset value per share of such Underlying.  Any of these events could materially and adversely affect the prices of each of the Underlyings and, therefore, the value of the Securities.  Additionally, if market volatility or these events were to occur on the Final Valuation Date, the Calculation Agent would maintain discretion to determine whether such market volatility or events have caused a Market Disruption Event to occur, and such determination would affect the Payment at Maturity of the Securities.  If the Calculation Agent determines that no Market Disruption Event has taken place, the Payment at Maturity would be based solely on the published Closing Price per share of each of the Underlyings on the Final

Valuation Date, even if any of the Underlyings is underperforming its respective Share Underlying Index or the component securities of such Share Underlying Index and/or trading below the net asset value per share of such Underlying.

t	The adjustments to the Adjustment Factors the Calculation Agent is required to make do not cover every corporate event that can affect the Underlyings. Morgan Stanley & Co. LLC (“MS & Co.”), as Calculation Agent, will adjust the respective Adjustment Factor for an Underlying for certain events affecting the shares of such Underlying, such as stock splits and stock dividends, and for certain other corporate actions involving the Underlyings. However, the Calculation Agent will not make an adjustment for every corporate event or every distribution that could affect the Underlyings. If an event occurs that does not require the Calculation Agent to adjust an Adjustment Factor, the market price of the Securities may be materially and adversely affected. The determination by the Calculation Agent to adjust, or not to adjust, an Adjustment Factor may materially and adversely affect the market value of the Securities.

t	The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the prices at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t	Potential conflict of interest. As Calculation Agent, MS & Co. will determine the Initial Prices, the Final Prices, the Basket Weightings, the Allocated Basket Return and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events, any adjustment to an Adjustment Factor and the selection of a Successor Index or calculation of a Final Price in the event of a discontinuance of the Share Underlying Index or a Market Disruption Event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Final Valuation Date and Maturity Date,” “—Discontinuance of any Underlying and/or Share Underlying Index; Alteration of Method of Calculation,” “—Calculation Agent and Calculations ” and related definitions below. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities, including trading in the Underlyings or the constituent stocks of the Share Underlying Indices, in futures or options contracts on the Underlyings, the Share Underlying Indices or the constituent stocks of the Share Underlying Indices, as well as in other instruments related to the Underlyings or the Share Underlying Indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. MS & Co. and some of our other affiliates also trade the Underlyings or the constituent stocks of the Share Underlying Indices, in futures or options contracts on the Underlyings, the Share Underlying Indices or the constituent stocks of the Share Underlying Indices, as well as in other instruments related to the Underlyings or the Share Underlying Indices, on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Prices of the Underlyings, and, therefore, could increase the prices at or above which the Underlyings must close on the Final Valuation Date so that investors do not suffer a loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Prices of the Underlyings on the Final Valuation Date, and, accordingly, the amount of cash payable at maturity, if any.

t	Uncertain tax treatment. Please note that the discussions in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Because the Securities are linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.” If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder in respect of the Securities could be recharacterized as ordinary income (in which case an interest charge would be imposed). U.S. investors should read the section entitled “What Are the Tax Consequences of the Securities? - Tax Consequences to U.S. Holders - Tax Treatment of the Securities - Potential Application of the Constructive Ownership Rule” in this free writing prospectus

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Payments on the Securities

The table and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning positive or negative Allocated Basket Returns. You cannot predict the Allocated Basket Return or the Final Price of any Underlying on the Final Valuation Date. You should not take these examples as an indication or assurance of the expected performance of the Basket. The examples illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, based on the following terms:*

t	Principal amount (per Security): $10.00

t	SPDR® S&P 500® ETF Trust Initial Price: $200

t	iShares® MSCI EAFE ETF Initial Price: $60

t	iShares® MSCI Emerging Markets ETF Initial Price: $50

t	Basket Weightings: 75% for the Underlying with the highest Underlying Return, 25% for the Underlying with the second-best Underlying Return and 0% for the Underlying with the lowest Underlying Return.

*The actual Initial Prices and Basket Weighting percentages will be determined on the Trade Date.

Allocated Basket Return	Payment at Maturity (Per Security)	Total Return on the Securities
100.00%	$20.00	100.00%
90.00%	$19.00	90.00%
80.00%	$18.00	80.00%
70.00%	$17.00	70.00%
60.00%	$16.00	60.00%
50.00%	$15.00	50.00%
40.00%	$14.00	40.00%
30.00%	$13.00	30.00%
20.00%	$12.00	20.00%
10.00%	$11.00	10.00%
5.00%	$10.50	5.00%
0.00%	$10.00	0.00%
-5.00%	$9.50	-5.00%
-10.00%	$9.00	-10.00%
-20.00%	$8.00	-20.00%
-30.00%	$7.00	-30.00%
-40.00%	$6.00	-40.00%
-50.00%	$5.00	-50.00%
-60.00%	$4.00	-60.00%
-70.00%	$3.00	-70.00%
-80.00%	$2.00	-80.00%
-90.00%	$1.00	-90.00%
-100.00%	$0.00	-100.00%

Example 1	Example 2	Example 3
t SPDR® S&P 500® ETF Trust Final Price: $300 (Underlying Return: 50%) (Basket Weighting: 75%)	t SPDR® S&P 500® ETF Trust Final Price: $80 (Underlying Return: -60%) (Basket Weighting: 0%)	t SPDR® S&P 500® ETF Trust Final Price: $100 (Underlying Return: -50%) (Basket Weighting: 75%)
t iShares® MSCI EAFE ETF Final Price: $75 (Underlying Return: 25%)(Basket Weighting: 25%)	t iShares® MSCI EAFE ETF Final Price: $63 (Underlying Return: 5%)(Basket Weighting: 75%)	t iShares® MSCI EAFE ETF Final Price: $24 (Underlying Return: -60%)(Basket Weighting: 25%)
t iShares® MSCI Emerging Markets ETF Final Price: $40 (Underlying Return: -20%)(Basket Weighting: 0%)	t iShares® MSCI Emerging Markets ETF Final Price: $25 (Underlying Return: -50%)(Basket Weighting: 25%)	t iShares® MSCI Emerging Markets ETF Final Price: $10 (Underlying Return: -80%)(Basket Weighting: 0%)
t Payment at Maturity: $14.375 (Return on $10.00 investment: 43.75%)	t Payment at Maturity: $9.125 (Return on $10.00 investment: -8.75%)	t Payment at Maturity: $4.75 (Return on $10.00 investment: -52.50%)

In Example 1, the return of the best-performing Underlying (SPDR® S&P 500® ETF Trust) is 50% and the return of the second-best-performing Underlying (iShares® MSCI EAFE ETF) is 25%.

Allocated Basket Return = [(50% x 75%) + (25% x 25%) + (-20% x 0%)] = 43.75%

As a result, we pay $10.00 + ($10.00 × 43.75%), or $14.375, at maturity.

In Example 2, the return of the best-performing Underlying (iShares® MSCI EAFE ETF) is 5% and the return of the second-best-performing Underlying (iShares® MSCI Emerging Markets ETF) is -50%.

Allocated Basket Return = [(5% x 75%) + (-50% x 25%) + (-60% x 0%)] = -8.75%

As a result, we pay $10.00 + ($10.00 × -8.75%), or $9.125, at maturity.

If the Best Underlying Return is not sufficiently positive to offset the decline in the Second-Best Underlying Return, you will lose some of your initial investment.

In Example 3, the return of the best-performing Underlying (SPDR® S&P 500® ETF Trust) is -50% and the return of the second-best-performing Underlying (iShares® MSCI EAFE ETF) is -60%.

Allocated Basket Return = [(-50% x 75%) + (-60% x 25%) + (-80% x 0%)] = -52.50%

As a result, we pay $10.00 + ($10.00 × -52.50%), or $4.75, at maturity.

If both the Best Underlying Return and the Second-Best Underlying Return are negative, you will lose some or all of your initial investment.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

t	purchase the Securities in the original offering; and

t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities or commodities;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts; or

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this free writing prospectus, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Potential Application of the Constructive Ownership Rule. Because the Securities are linked to shares of exchange-traded funds, although the matter is not clear, it is likely that an investment in the Securities will be treated as a “constructive ownership transaction.” A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the SPDR S&P 500 ETF Trust, the iShares MSCI EAFE ETF, and the iShares MSCI Emerging Markets ETF (collectively, the “ETF Shares”)). If an investment in the Securities is treated as a “constructive ownership transaction,” all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a Security could be recharacterized as ordinary income (the “Recharacterized Gain”). In addition, an interest charge would be imposed on any deemed underpayment of tax for each year that the constructive ownership transaction was outstanding. The amount of the interest charge is determined by treating any Recharacterized Gain as having accrued such that the gain in each successive year is equal to the gain in the prior year increased by the applicable federal rate (determined as of the date of sale, exchange or settlement of the Securities) during the term of the constructive ownership transaction.

The amount of the Recharacterized Gain (if any) that would be treated as ordinary income in respect of a Security will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a Security over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code). Even if an investment in a Security is treated as a “constructive ownership transaction,” the amount of “net underlying long-term capital gain,” and therefore the amount of Recharacterized Gain, is unclear. Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.” Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Securities. U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions below regarding the possible application of Section 871(m) of the Code and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt securities issued before January 1, 2018 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. If the Securities were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of the Securities. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

The SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF Trust (formerly SPDR Trust, Series 1), or SPY, formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index. SPY seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index. Information provided to or filed with the Commission by SPY pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-46080 and 811-06125, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the SPDR® S&P 500® ETF is accurate or complete.

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by S&P, consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. Index. Each share class line is subject to public float and liquidity criteria individually, but the company’s total market capitalization is used to evaluate each share class line for purposes of determining index membership eligibility. This may result in one listed share class line of a company being included in the S&P 500® Index while a second listed share class line of the same company is excluded. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with the SPDR® S&P 500® ETF Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the SPDR® S&P 500® ETF Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the SPY Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the securities, you should undertake an independent investigation of the SPDR® S&P 500® ETF Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the SPY Shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “SPDR®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. (“MGH”). The Securities are not sponsored, endorsed, sold, or promoted by S&P, MGH or SPY. S&P, MGH and SPY make no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. S&P, MGH and SPY have no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The SPDR® S&P 500® ETF Trust Historical Information

The following table sets forth the published high and low Closing Prices, as well as the end-of-quarter Closing Prices, of the SPDR® S&P 500® ETF Trust for each quarter in the period from January 1, 2012 through February 1, 2017. The Closing Price of the SPDR® S&P 500® ETF Trust on February 1, 2017 was $227.62. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of the SPDR® S&P 500® ETF Trust should not be taken as an indication of future performance, and no assurance can be given as to the price of the SPDR® S&P 500® ETF Trust on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2012	3/31/2012	141.61	127.49	140.72
4/1/2012	6/30/2012	141.79	128.10	136.27
7/1/2012	9/30/2012	147.24	133.51	143.93
10/1/2012	12/31/2012	146.27	135.70	142.52
1/1/2013	3/31/2013	156.73	145.53	156.55
4/1/2013	6/30/2013	167.11	154.14	160.01
7/1/2013	9/30/2013	173.14	161.16	168.10
10/1/2013	12/31/2013	184.67	165.48	184.67
1/1/2014	3/31/2014	188.26	174.15	187.04
4/1/2014	6/30/2014	196.48	181.48	195.72
7/1/2014	9/30/2014	201.82	190.99	197.02
10/1/2014	12/31/2014	208.72	186.27	205.50
1/1/2015	3/31/2015	211.99	198.97	206.43
4/1/2015	6/30/2015	213.50	205.42	205.85
7/1/2015	9/30/2015	212.59	187.27	191.63
10/1/2015	12/31/2015	211.00	192.13	203.89
1/1/2016	3/31/2016	206.10	183.03	205.56
4/1/2016	6/30/2016	212.39	199.53	209.53
7/1/2016	9/30/2016	219.09	208.39	216.30
10/1/2016	12/31/2016	227.76	208.55	223.53
1/1/2017	2/1/2017*	229.57	223.53	227.62

*       Available information for the indicated period includes data for less than the entire calendar quarter, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

The graph below illustrates the performance of the SPDR® S&P 500® ETF Trust from January 1, 2008 through February 1, 2017, based on information from Bloomberg. Past performance of the SPDR® S&P 500® ETF Trust is not indicative of the future performance of the SPDR® S&P 500® ETF Trust.

The iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM. The iShares® MSCI EAFE ETF is managed by iShares Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® MSCI EAFE ETF is accurate or complete.

The MSCI EAFE IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”). The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For additional information about the MSCI EAFE Index,SM see the information set forth under “MSCI EAFE IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The iShares® MSCI EAFE ETF Historical Information

The following table sets forth the published high and low Closing Prices, as well as the end-of-quarter Closing Prices, of the iShares® MSCI EAFE ETF for each quarter in the period from January 1, 2012 through February 1, 2017. The Closing Price of the iShares® MSCI EAFE ETF on February 1, 2017 was $59.87. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of the iShares® MSCI EAFE ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the iShares® MSCI EAFE ETF on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2012	3/31/2012	55.80	49.15	54.90
4/1/2012	6/30/2012	55.51	46.55	49.96
7/1/2012	9/30/2012	55.15	47.62	53.00
10/1/2012	12/31/2012	56.88	51.96	56.82
1/1/2013	3/31/2013	59.89	56.90	58.98
4/1/2013	6/30/2013	63.53	57.03	57.38
7/1/2013	9/30/2013	65.05	57.55	63.79
10/1/2013	12/31/2013	67.06	62.71	67.06
1/1/2014	3/31/2014	68.03	62.31	67.17
4/1/2014	6/30/2014	70.67	66.26	68.37
7/1/2014	9/30/2014	69.25	64.12	64.12
10/1/2014	12/31/2014	64.51	59.53	60.84
1/1/2015	3/31/2015	65.99	58.48	64.17
4/1/2015	6/30/2015	68.42	63.49	63.49
7/1/2015	9/30/2015	65.46	56.25	57.32
10/1/2015	12/31/2015	62.06	57.50	58.75
1/1/2016	3/31/2016	57.80	51.38	57.13
4/1/2016	6/30/2016	59.87	52.64	55.81
7/1/2016	9/30/2016	59.86	54.44	59.13
10/1/2016	12/31/2016	59.20	56.20	57.73
1/1/2017	2/1/2017*	60.31	57.73	59.87

*       Available information for the indicated period includes data for less than the entire calendar quarter, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

The graph below illustrates the performance of the iShares® MSCI EAFE ETF from January 1, 2008 through February 1, 2017, based on information from Bloomberg. Past performance of the iShares® MSCI EAFE ETF is not indicative of the future performance of the iShares® MSCI EAFE ETF.

The iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM. The iShares® MSCI EAFE ETF is managed by iShares Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® MSCI Emerging Markets ETF is accurate or complete.

The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets IndexSM is described in “MSCI Emerging Markets IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The iShares® MSCI Emerging Markets ETF Historical Information

The following table sets forth the published high and low Closing Prices, as well as the end-of-quarter Closing Prices, of the iShares® MSCI Emerging Markets ETF for each quarter in the period from January 1, 2008 through February 1, 2017. The Closing Price of the iShares® MSCI Emerging Markets ETF on February 1, 2017 was $37.36. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of the iShares® MSCI Emerging Markets ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the iShares® MSCI Emerging Markets ETF on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2012	3/31/2012	44.76	38.23	42.94
4/1/2012	6/30/2012	43.54	36.68	39.19
7/1/2012	9/30/2012	42.37	37.42	41.32
10/1/2012	12/31/2012	44.35	40.14	44.35
1/1/2013	3/31/2013	45.20	41.80	42.78
4/1/2013	6/30/2013	44.23	36.63	38.57
7/1/2013	9/30/2013	43.29	37.34	40.77
10/1/2013	12/31/2013	43.66	40.44	41.77
1/1/2014	3/31/2014	40.99	37.09	40.99
4/1/2014	6/30/2014	43.95	40.82	43.23
7/1/2014	9/30/2014	45.85	41.56	41.56
10/1/2014	12/31/2014	42.44	37.73	39.29
1/1/2015	3/31/2015	41.07	37.92	40.13
4/1/2015	6/30/2015	44.09	39.04	39.62
7/1/2015	9/30/2015	39.78	31.32	32.78
10/1/2015	12/31/2015	36.29	31.55	32.19
1/1/2016	3/31/2016	34.28	28.25	34.25
4/1/2016	6/30/2016	35.26	32.81	34.90
7/1/2016	9/30/2016	38.20	33.77	37.45
10/1/2016	12/31/2016	38.10	34.08	35.01
1/1/2017	2/1/2017*	37.60	35.01	37.36

*       Available information for the indicated period includes data for less than the entire calendar quarter, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

The graph below illustrates the performance of the iShares® MSCI Emerging Markets ETF from January 1, 2008 through February 1, 2017, based on information from Bloomberg. Past performance of the iShares® MSCI Emerging Markets ETF is not indicative of the future performance of the iShares® MSCI Emerging Markets ETF.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms used in this free writing prospectus below:

t	“Share Underlying Index” means each of the S&P 500® Index, the MSCI EAFE IndexSM or the MSCI Emerging Markets IndexSM, which are the respective indices that the Underlyings generally seek to track.

t	“Closing Price” means, subject to the provisions set out under “Discontinuance of any Underlyings and/or Share Underlying Indices; Alteration of Method of Calculation” below, for an Underlying (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

o	if such Underlying (or any such other security) is listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Underlying (or any such other security) are listed,

o	if such Underlying (or any such other security) is securities of NASDAQ, the official closing price published by NASDAQ on such day, or

o	if such Underlying (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Underlying (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Underlying (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to such Underlying (or any such other security) or the last reported sale price or the official Closing Price published by NASDAQ, as applicable, for such Underlying (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Underlying (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. This definition of “Closing Price” is subject to the provisions under “—Discontinuance of the Underlying and/or Share Underlying Indices; Alteration of Method of Calculation” below.

t	“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

t	“Market Disruption Event” means, with respect to any Underlying:

(i)	the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of such Underlying on the primary market for such Underlying for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market forsuch Underlying as a result of which the reported trading prices for such Underlying during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Underlying, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, or

(b) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the Share Underlying Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Share Underlying Index or such Underlying for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market,

In each case, as determined by the Calculation Agent in its sole discretion; and

(ii)	a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in a Share Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such

Share Underlying Index shall be based on a comparison of (x) the portion of the level of such Share Underlying Index attributable to that security relative to (y) the overall level of such Share Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in a Underlying or in the futures or options contract related to a Share Underlying Index or Underlying will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on such Share Underlying Index or such Underlying by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to a Share Underlying Index or such Underlying and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to a Share Underlying Index or such Underlying are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t	“Relevant Exchange” means the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in any Share Underlying Index or any Successor Index.

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not a Trading Day with respect to any Underlying or if a Market Disruption Event occurs on the Final Valuation Date with respect to any Underlying, the Closing Price with respect to each such affected Underlying (but not the unaffected Underlyings) will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to such affected Underlying. The Allocated Basket Return will be determined on the date on which the Closing Price for each of the Underlyings for the Final Valuation Date has been determined; provided that the Closing Price for any affected Underlying will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Final Valuation Date, and if such date is not a Trading Day or if there is a Market Disruption Event with respect to the affected Underlying on such date, the Calculation Agent will determine the Closing Price of the affected Underlying on such date as the mean of the bid prices for a share of the affected Underlying for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Final Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date as postponed.

Antidilution Adjustments for Securities linked to Exchange-Traded Funds

If the shares of any Underlying are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Underlying will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying share. No such adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or

o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of any Underlying and/or Share Underlying Index; Alteration of Method of Calculation

If trading in any Underlying on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the exchange-traded fund relating to any Underlying is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Closing Price of such Underlying on the Final Valuation Date following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Share Underlying Index (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating the Share Underlying Index following such Discontinuance or Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Price of such Underlying and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Closing Price of such Underlying was available.

If, subsequent to a Discontinuance or Liquidation Event, the index publisher of the relevant Share Underlying Index discontinues publication of the Share Underlying Index and the index publisher of the Share Underlying Index or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, the index publisher of the relevant Share Underlying Index discontinues publication of the Share Underlying Index prior to, and such discontinuance is continuing on, the Final Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for such date. The Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the relevant Share Underlying Index last in effect prior to such discontinuance, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Share Underlying Index may adversely affect the value of the Securities.

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Prices, the Basket Weighting, the Allocated Basket Return and the Payment at Maturity, if any.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Price or whether a Market Disruption Event has occurred. See “—Discontinuance of any Underlying and/or Underlying Index; Alteration of Method of Calculation,” and the definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this free writing prospectus, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Form of Securities—The Depositary” in the accompanying prospectus supplement and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued. The costs of the Securities borne by you and described on page 2 above comprise the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the Underlyings or the constituent stocks of the Share Underlying Indices, in futures or options contracts on the Underlyings, the Share Underlying Indices or the constituent stocks of the Share Underlying Indices, as well as in other instruments related to the Underlyings or the Share Underlying Index that they may wish to use in connection with such hedging. Such purchase activity could increase the Initial Prices of the Underlyings, and, therefore, could increase the prices at or above which the Underlyings must close on the Final Valuation Date so that you do not suffer a loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Valuation Date, by purchasing and selling the Underlyings or the constituent stocks of the Share Underlying Indices, futures or options contracts on the Underlyings, the Share Underlying Indices or the constituent stocks of the Share Underlying Index, as well as other instruments related to the Underlyings or the Share Underlying Index that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the prices of the Underlyings, and, therefore, adversely affect the value of the Securities or the amount payable at maturity, if any.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price indicated on the cover of this document. UBS Financial Services Inc. will act as placement agent at an issue price of $10.00 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, including the Basket Weighting percentages, such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities, the Underlyings or the constituent stocks of the Share Underlying Indices in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.